Exhibit 10.3

MCG Capital Corporation

2011 Retention Program

On August 1, 2011, the Board of Directors of MCG Capital Corporation (“MCG” or the “Company”) approved the MCG Capital Corporation 2011 Retention Program (the “2011 Retention Program”) for the benefit of the Company’s employees, including one of its named executive officers (but excluding the Company’s (i) President and Chief Executive Officer, (ii) Executive Vice President and Chief Financial Officer, (iii) Executive Vice President of Business Development and (iv) Senior Vice President, General Counsel and Chief Compliance Officer) (collectively, the “Eligible Employees”). The 2011 Retention Program is designed to provide Eligible Employees with certain incentives related to their past service and continuing employment with MCG. The 2011 Retention Program consists of an aggregate of (i) $1.3 million in cash and (ii) up to 114,750 shares of restricted common stock, $0.01 par value per share, of the Company (the “Common Stock”).

Retention Payments

Under the 2011 Retention Program, each Eligible Employee shall be awarded a cash payment (each a “2011 Retention Payment”) representing a specified percentage of each such Eligible Employee’s annual cash bonus target for the fiscal year ending December 31, 2011. Each 2011 Retention Payment shall be paid to each Eligible Employee in two equal installments on each of March 31, 2012 and September 30, 2012, subject to continued employment with MCG.

Restricted Stock Awards

Additionally, pursuant to the 2011 Retention Program, certain Eligible Employees shall be awarded shares of restricted Common Stock under the MCG Capital Corporation 2006 Employee Restricted Stock Plan, as amended (each, a “2011 Retention Stock Award”). The forfeiture provisions with respect to 50% of the shares of restricted Common Stock subject to each 2011 Retention Stock Award shall lapse on each of March 31, 2012 and September 30, 2012.

The Compensation Committee of the Board of Directors recommended for approval, and the Board of Directors of the Company approved, the specific dollar amount of each 2011 Retention Payment and the number of shares of restricted Common Stock constituting each 2011 Retention Stock Award for the Eligible Employees.